ITEM 77C

BT INVESTMENT PORTFOLIOS

Registrant incorporates by reference Registrant's Proxy Statement dated June, 2002 filed on June 26, 2002 (Accession No.0000950130-02004608) for Asset
Management Portfolio II, Asset Management Portfolio III, Liquid Assets Portfolio, EAFE Equity Index Portfolio, U.S. Bond Index Portfolio, PreservationPlus Portfolio, PreservationPlus Income Portfolio and Quantitative Equity Portfolio.

Registrant incorporates by reference Registrant's Annual Report for Liquid Assets Portfolio, Quantitative Equity Portfolio, EAFE Equity Index Portfolio and U.S. Bond Index Portfolio as of December 31, 2002 which details the matters proposed to shareholders and the shareholder votes cast.